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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Employment Agreement") dated this 1st day of August, 2000 but effective as of May 1, 2000 (the "Effective Date") is made by and between J.D. EDWARDS & COMPANY, a Delaware corporation ("J.D. Edwards") and RICHARD E. ALLEN ("Allen").

                                    RECITALS

A. J.D. Edwards is engaged in the business of developing, marketing and supporting enterprise software and supply chain computing solutions.

B. Allen is currently employed by J.D. Edwards in the position of Executive Vice President and Chief Financial Officer and J.D. Edwards wishes to retain Allen in the employment of J.D. Edwards for a period of at least two
     (2) years from the Effective Date of this Employment Agreement.

It is agreed between J.D. Edwards and Allen as follows:

1. EMPLOYMENT. J.D. Edwards hereby agrees to employ Allen to perform the duties and responsibilities set forth in the job description attached as Attachment A to this Employment Agreement together with such other duties and responsibilities as shall be assigned to him from time to time by J.D. Edwards senior management which shall be consistent with Allen's job description. Allen accepts such employment with J.D. Edwards upon the terms and conditions of this Employment Agreement and agrees to perform the duties and responsibilities described in this Section in accordance with all policies, procedures, rules and regulations adopted by J.D. Edwards Board of Directors or senior management. During the term of his employment, Allen agrees to devote his full time and attention, skills and efforts to the performance of his duties and responsibilities on behalf of J.D. Edwards and to maintain and promote the business of J.D. Edwards.

2. TERM. Subject to the terms of Section 7, Termination, Allen shall be employed by J.D. Edwards for a period of not less than two (2) years commencing on the Effective Date (the "Initial Employment Term").

3.   COMPENSATION.

     3.1 ANNUAL BASE SALARY AND BONUS. Allen's compensation from August 1, 2000 until April 1, 2001 shall be set at an annual base salary of $326,000 with an annual bonus incentive of up to seventy-five percent (75%) of such base salary based upon the achievement of those certain objectives as determined and approved by the Compensation Committee of the Board of Directors of J.D. Edwards. Compensation for subsequent periods shall be established by a written addendum to this Employment Agreement as approved by the Compensation Committee of J.D. Edwards Board of Directors but in no event will be less than the annual base salary of $326,000 and annual bonus


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     incentive of up to seventy-five percent (75%) of the new base salary based upon the achievement of those certain objectives as determined and approved by the Compensation Committee of the Board of Directors of J.D. Edwards.

     3.2 STAY BONUS. Upon Allen remaining in the employment of J.D. Edwards for the full two (2) year period of the Initial Employment Term and otherwise complying with the terms hereof or Allen dying during the Initial Employment Term, Allen will receive a stay bonus in an amount equal to one hundred percent (100%) of his on target earnings (annual base salary plus bonus as determined in accordance with Section 3.1, Annual Base Salary and Bonus, hereof) for the second year of the Initial Employment Term. Such stay bonus will be in addition to the annual compensation received for the second year of this Employment Agreement.

     3.3  2001 FIRST HALF BONUS. In addition to the stay bonus described in
          Section 3.2 above, upon Allen remaining in the employment of J.D. Edwards for the full two (2) year period of the Initial Employment Term and otherwise complying with the terms hereof, Allen will receive an amount equal to one hundred percent (100%) of his first half fiscal year 2001 bonus determined in accordance with the J.D. Edwards Executive Bonus Plan for fiscal year 2001.


4. STOCK OPTION GRANT. ALLEN will be granted 225,000 stock options to purchase the common stock of J.D. Edwards pursuant to the terms of J.D. Edwards 1997 Equity Incentive Plan, or its successor option plan, if any, at the option of price of $13.0625 per option (the "Stock Option Grant"). The Stock Option Grant shall vest and become exercisable as to one hundred percent (100%) of the shares subject to the option on (i) the last day of the two-year period of this Employment Agreement, or (ii) should Allen be terminated by J.D. Edwards for any reason other than for Cause, Performance or disability at any time during the Initial Employment Term. Notwithstanding the foregoing sentence, however, should Allen be terminated for Performance or disability, the Stock Option Grant shall vest 25% of the grant on May 1, 2001 and 1/16 per month thereafter; any unvested options will terminate effective on the date of such termination. Should Allen resign from employment with J.D. Edwards or be terminated by J.D. Edwards for Cause at any time during the Initial Employment Term, the Stock Option Grant will be cancelled effective upon the date of resignation or termination for Cause and Allen will have no right to exercise any portion of the Stock Option Grant. Allen shall have a period of six (6) months commencing upon termination of employment to exercise his vested stock option under this Section.

5. EMPLOYEE BENEFITS. Allen will be eligible to participate in all employee benefits provided by J.D. Edwards to employees, based upon his position and tenure, including the following:

     5.1. HEALTH AND LIFE INSURANCE. J.D. Edwards agrees to provide to Allen (and his spouse and dependents) coverage under J.D. Edwards group health and life insurance plan, the coverage, terms and benefits of which shall be

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          determined, from time to time, in the sole discretion of J.D. Edwards
          Board of Directors.

     5.2. PAID TIME OFF. Allen shall be entitled to the maximum paid time off provided for in J.D. Edwards paid time off policy in effect from time to time.

     5.3. QUALIFIED/NON-QUALIFIED PLAN(s). Allen shall be entitled to participate in any qualified or non-qualified plan(s) adopted by J.D. Edwards Board of Directors and Allen fulfills all eligibility requirements under the terms and conditions of such plan. The J.D. Edwards Board of Directors reserves the sole right and discretion to adopt or terminate a plan and to establish all eligibility requirements and other terms and conditions of such plan.

6. SEVERANCE PAY. If Allen is terminated by J.D. Edwards for Performance or disability, Allen shall be entitled to receive severance pay in accordance with the standard J.D. Edwards severance pay policy for an employee of Allen's position and time of service in the amount of one year's then current base salary. If Allen is terminated by J.D. Edwards for other than Cause, Performance or disability, Allen shall be entitled to receive, in addition to all other compensation and benefits described herein to the extent not already paid, severance pay in accordance with the standard J.D. Edwards severance pay policy for an employee of Allen's position and time of service of one year's then current on target earning (annual base salary plus bonus). This severance payment would be made in a one-time, lump sum payment subject to appropriate tax withholding. Notwithstanding the foregoing, however, no severance allowance shall be paid if termination is for Cause or if Allen voluntarily terminates employment within the Initial Employment Term.

     6.1. COBRA MEDICAL INSURANCE. If Allen's employment is terminated without Cause, in addition to the severance payment in accordance with Section 6,Allen and his dependents will be eligible for medical insurance (for himself and his spouse and dependant(s)) under COBRA commencing on the date of his termination for a period of one (1) year in accordance with the standard J.D. Edwards policy at J.D. Edwards sole expense. Allen and his dependents will be eligible to continue coverage at his cost beyond such date if he should so elect as provided by applicable law.

     6.2 MANAGEMENT CHANGE IN CONTROL PLAN. The J.D. Edwards & Company Management Change in Control Plan Allen accepted on September 8, 1999 (the "Plan") will remain in full force and effect for the term of this Employment Agreement and will continue thereafter only so long as Allen remains an employee of J.D. Edwards. Therefore, the J.D. Edwards Board of Directors agrees that it waives all rights under the Plan to remove Allen as a participant in the Plan, terminate the Plan with respect to Allen, amend or otherwise modify the Plan in any manner that would be detrimental to Allen or serve to reduce the Severance Benefits payable to Allen under the Plan.

     6.3 INDEMNIFICATION AGREEMENT. The parties executed the J.D. Edwards & Company Indemnification Agreement on August 19, 1997 (the "Indemnification Agreement"). The parties recognize that the scope of the indemnification offered to Allen under the Indemnification Agreement is

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          insufficient. The parties, therefore, agree to work in good faith together to modify the Indemnification Agreement to expand the definition of a "Covered Event", provide for payment of all "Expenses" on an as occurred basis by J.D. Edwards, allow Allen to retain his own counsel at the expense of J.D. Edwards, and in accordance with the provisions of a letter dated July 31, 2000 from the Law Firm of Ogborn, Summerlin & Ogborn, L.L.C. to Pete Moison, Esq., a copy of which is attached as Exhibit B to this Agreement. The parties agree to complete the agreed to modifications on or before October 1, 2000. In the event the parties cannot agree by such date as to the required changes to the Indemnification Agreement, then the parties shall submit the dispute to a mutually acceptable mediation in the City and County of Denver, Colorado.

     6.3 CONFIDENTIALITY AND NON-SOLICITATION. Allen acknowledges that he has signed the J.D. Edwards Employee Nondisclosure Agreement effective June 1, 1994 and confirms that he will continue to abide by the obligations contained therein. However, any violation of the Nondisclosure Agreement by Allen shall not affect Allen's rights or J.D. Edwards obligations under this Agreement. J.D. Edwards agrees not to withhold or otherwise set off any sums or benefits due to Allen under this Agreement in the event of a breach of the Nondisclosure Agreement by Allen.

7. TERMINATION. J.D. Edwards shall have the right to terminate this Employment Agreement prior to its expiration only for "Cause" or "Performance" as set forth below:

     7.1. TERMINATION FOR CAUSE. For the purposes of this Employment Agreement, "Cause" means the following:

          (a) the willful and material breach of duty by Allen in the course of his employment;
          (b)  the habitual neglect by Allen of his employment duties;
          (c) the continued incapacity, whether physical or mental, of Allen to perform his duties, unless waived by J.D. Edwards; or
          (d) Allen's gross misconduct resulting in material damage to J.D. Edwards.

     7.2. TERMINATION FOR PERFORMANCE. For the purposes of this Employment Agreement, termination for "Performance" shall be as determined by the J.D. Edwards Board of Directors in the good faith exercise of their business judgment.

     7.3 DISPUTE RESOLUTION. Should Allen dispute whether J.D. Edwards has been reasonable in interpreting "Cause," or "Performance" then in such event Allen may submit the matter to arbitration. The arbitration proceeding shall be conducted under the applicable rules of the American Arbitration Association and shall be located in Denver, Colorado. If such organization ceases to exist, the arbitration shall be conducted by its successor, or by a similar arbitration organization, at the time a demand for arbitration is made. The decision of the arbitrator shall be final and binding on both parties. Each


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          party shall be responsible for its or his own expenses for the arbitrator's fee, attorney's fees, expert testimony, and for other expenses of presenting its or his case. Other arbitration costs, including fees for records or transcripts, shall be borne equally by the parties.

     7.4 COMPENSATION EARNED PRIOR TO TERMINATION. In the event that J.D. Edwards terminates Allen for Cause during the Initial Employment Term or any renewal periods, Allen shall be entitled to the compensation earned prior to the date of termination as provided for in this Employment Agreement computed pro rata up to and including that date including any prorata bonuses accrued or payable for the fiscal year in which Allen is so terminated and all benefits set forth in Article 5 of this Agreement. Allen shall be entitled to no further compensation as of the date of termination.

     7.5 RENEWAL. This Employment Agreement shall be deemed automatically renewed for successive one (1) year periods without any further act of the J.D. Edwards, unless, not later than thirty (30) days prior to the end of any period, either party provides the other with written notice of intent not to renew; notwithstanding the foregoing, however,
          Section 4, Stock Option Grant of this Employment Agreement shall not apply to any such renewal periods after the initial two (2) year period.

     . 7.6 NON-RENEWAL. Any non-renewal of this Employment Agreement shall be treated as a termination of Allen without Cause and be governed by the provisions of this Employment Agreement applicable to terminations without Cause, including, but not limited, to the payments and benefits due to Allen under Sections 3, 5 and 6 of this Employment Agreement.

8. WAIVER AND RELEASE. Allen acknowledges and agrees that he is aware of his legal rights concerning his employment with J.D. Edwards. Allen (for himself and his heirs, legal representatives and assigns) hereby waives, and generally releases J.D. Edwards and all affiliates, officers, directors, employees and agents of J.D. Edwards from, and agrees not to sue J.D. Edwards for, any claims or causes of action, whether known or unknown, which Allen has or may have against J.D. Edwards. This includes, but is not limited to, any claims or causes of action arising under any federal, state or local laws dealing with employment discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the American with Disabilities Act of 1990; the National Labor Relations Act, as amended; the Family Medical Leave Act; and any applicable state or local discrimination provisions) and any claims or causes of action for wrongful discharge relating to Allen's employment and termination of employment other than for termination for Cause or for Performance which, if any dispute arises between the parties, will be subject to the terms of Section 7.3, Dispute Resolution, above.

9. COOPERATION. The parties hereto agree that, at all times during Allen's employment, and following termination of his employment, each party shall avoid making any remarks about the other party, which for J.D. Edwards shall include its affiliates, officers, directors, employees and agents that would tend to disparage or injure the reputation of the other party.


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10.  MISCELLANEOUS.

     10.1. ASSIGNMENT. Neither J.D. Edwards nor Allen may assign this Employment Agreement or any of their respective obligations hereunder.

     10.2. NOTICES. Any notice or other communication provided for or required by this Employment Agreement shall be given within (i) three (3) business days after mailing by registered or certified mail, postage prepaid, return receipt requested, (ii) one (1) business day after deposit with a recognized overnight courier (such as Federal Express) or (iii) upon delivery if sent by facsimile transmission or in person in each case to the following address:

           TO J.D. EDWARDS:

           J.D. Edwards & Company
           One Technology Way
           Denver, Colorado 80237
           Attn:  Vice President, General Counsel

           TO ALLEN:

           Richard E. Allen
           XXXX XXXXX XXXX XXXXX XXXXX
           XXXXXXXXX, CO  XXXXX

           or at such other address or addresses as the J.D. Edwards or Allen may designate.

     10.3. GOVERNING LAW. This Employment Agreement and each term thereof shall be subject to and governed by the laws of the State of Colorado.

     10.4. SEVERABILITY. If any portion of this Employment Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and effective unless to do so would clearly violate the present legal and valid intention of the parties hereto.

     10.5. ENTIRE AGREEMENT. This Employment Agreement constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof. This Employment Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

     10.6. AMENDMENT. No change or modification of this Employment Agreement shall be valid unless the same shall be in writing and signed by Allen and a duly authorized officer of J.D. Edwards. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the party or party to be charged.


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     10.7  BENEFIT. This Employment Agreement shall be binding upon and inure to the benefit of J.D. Edwards and Allen and their respective successors, heirs, legal representatives and permitted assigns. This Employment Agreement is hereby executed as of the date set forth above.

J.D. EDWARDS & COMPANY                  ALLEN


By:  /s/ C. Edward McVaney              By:    /s/ Richard E. Allen
   ---------------------------------       -----------------------------------
       (Authorized Signature)                      Richard E. Allen

         C. Edward McVaney
   ---------------------------------
         Chairman and CEO

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                             SCHEDULE OF ATTACHMENTS

ATTACHMENT A - JOB DESCRIPTION





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                           DESCRIPTIONS: FINANCE, LEGAL and BUSINESS DEVELOPMENT

Group Executive, Finance & Admin. (0030)            DIVISION: Executive
REPORTS TO (TITLE): CEO (005)                       DEPARTMENT: N/A
UPDATED: 12/31/00                                   This job is [ ] EXEMPT
                                                                [ ] NON-EXEMPT

BASIC PURPOSE: Directs and coordinates corporate support activities to plan, develop and implement policies, programs and practices that support the operating functions of the company. Evaluates progress of departments in meeting their performance goals. Provides counsel to other executives and managers through specialized service departments, including finance, human resources, legal, business development, and administrative services. May also be responsible for internal MIS/data processing function. Member of senior management of company; may also be CFO.


                                                                                                                     Percent (%)
                                                                                                                      of Monthly
                                                                                                                       Working
  ESSENTIAL DUTIES AND RESPONSIBILITIES:                                                                                 Time
                                                                                                                     ------------
 1. Directs the company's administrative support functions, including Finance, Accounting, Human Resources,              40%
    Legal, Business Development, Office Services, Facilities/Maintenance, and Purchasing.

    o Assists CEO and operating division heads in establishing the kinds of organizational structures needed to accomplish the company's strategic objectives.

    o Directs establishment of performance management and evaluation programs, and reward systems, to aid operating divisions to attain their objectives.

    o Assists operating divisions with the selection, training and development of personnel.

 2. Analyzes operating results of business and its units versus approved plans and objectives; insures                   30%
    soundness of company's financial structure:

    o Notifies CEO and operating executives of shortfalls in performance, and possible corrective steps.

    o Reviews working capital/cash flow requirements on a regular basis.

    o Negotiates/arranges outside financing, if necessary.

    o Presents operating and capital expenditure budgets for review and approval by CEO and Board.

 3. Directs maintenance of such records and reports as required by the CEO, Board, and shareholders regarding            10%
    the corporation's plans and performance.

 4. Directs all investigations and negotiations on mergers, joint ventures, acquisitions or sale of major assets.        10%
    Assists CEO in protecting and enhancing company's investments in subsidiaries and affiliates.

 5. Serves as member of senior management team in setting strategic direction of company.                                10%

 ADDITIONAL DUTIES AND RESPONSIBILITIES:

 6. May direct activities of internal Information Systems/Data Processing department.                                  (<20%)

    o Reviews and approves procedures for computer programming and computer operations.

    o Reviews and recommends to CEO for approval purchase of DP equipment and software for internal usage.

 7. May be asked by CEO and/or Board to undertake various special projects and assignments.                            (<l0%)

 8. May also serve as company's Chief Financial Officer                                                                (<20%)

    (The above statements describe the general nature and level of work being performed in this job. They are not       100%
    intended to be an exhaustive list of all duties, and indeed additional responsibilities may be assigned, as required, by management.)

ESSENTIAL KNOWLEDGE & SKILLS:

Education/Training/Work Experience:
    Bachelor's degree in business, or accounting/finance; advanced degree in business, or its equivalent, or CPA helpful. Minimum 15+ years in finance and/or administrative functions, with 10 to 12+ years management experience.

Specialized Knowledge & Skills:
    Excellent planning and organizing skills with ability to effectively direct the company's support divisions to assist operating divisions attain corporate objectives. In-depth knowledge of financial legal principles and practices. Excellent time management, communications, decision making, presentation, and organization skills.

Type Equipment Used:
    PC and various software languages.

Work Environment/Physical Demands:
    General office environment. High levels of stress often occur. No special physical demands required.
--------------------------------------------------------------------------------

(C) Culpepper and Associates, Inc. 1996                                     4-3